Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Receives Notice of 3-month Extension of the PDUFA Action Date for the Supplemental New Drug Application for Feraheme® for the Broader IDA Indication

Conference Call Scheduled for 8:00 a.m. on Thursday, October 17th

Waltham, MA (October 16, 2013) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced that the U.S. Food and Drug Administration (FDA) has extended its review of a supplemental new drug application (sNDA) for Feraheme® (ferumoxytol) injection for intravenous (IV) use. The sNDA seeks to expand the indication for Feraheme beyond the current indication for the treatment of iron deficiency anemia (IDA) in adult patients with chronic kidney disease (CKD) to include all adult patients with IDA who have failed or cannot tolerate oral iron treatment. The new prescription drug user fee act (PDUFA) action date has been set for January 21, 2014.

“Over the past few weeks, we have had a productive dialogue with the FDA and have provided them with additional information related to the review of the sNDA for Feraheme. This week, the FDA informed us that they need additional time to review the submitted information,” said William Heiden, president and chief executive officer of AMAG Pharmaceuticals. “We will work with the FDA over the next three months to answer any questions that they may have, and continue to believe that approval of the Feraheme sNDA would provide physicians with an important treatment option for patients with IDA, who have failed or could not tolerate oral iron.”

Conference Call Information

AMAG will hold a conference call on October 17, 2013 at 8:00 a.m., during which management will discuss the PDUFA date extension and a business update. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 11:00 a.m. ET on October 17, 2013 through midnight on October 23, 2013.  To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access.  The pass code for the live call and the replay is 88092945.

The call will be webcast and accessible through the Investors section of the company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 11:00 a.m. ET on October 17, 2013 through midnight November 17, 2013.

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company that markets Feraheme® (ferumoxytol) Injection and MuGard® Mucoadhesive Oral Wound Rinse in the United States. Along with driving organic growth of its products, AMAG intends to expand its portfolio with additional commercial-stage specialty products. The company is seeking complementary products that leverage the company’s commercial footprint and focus on hematology and oncology centers and hospital infusion centers. For additional company information, please visit www.amagpharma.com.

About Feraheme® (ferumoxytol)/Rienso

Feraheme (ferumoxytol) Injection for Intravenous (IV) use received marketing approval from the U.S. Food and Drug Administration (FDA) on June 30, 2009 for the treatment of IDA in adult chronic kidney disease patients and was commercially launched by AMAG in the U.S. shortly thereafter.  Ferumoxytol is protected in the U.S. by four issued patents covering the composition and dosage form of the product. Each issued patent is listed in the FDA’s Orange Book. These patents are set to expire in 2020; a request for patent term extension has been filed, which, if granted, may extend the patent term to 2023 for one of the patents.

Ferumoxytol received marketing approval in Canada in December 2011, where it is marketed by Takeda as Feraheme, and in the European Union in June 2012 and Switzerland in August 2012, where it is marketed by Takeda as Rienso®.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding the expectations and timing for regulatory review of the submission and outcome of the sNDA for the broader IDA indication, the availability of treatment options for patients, AMAG’s interactions and communications with the FDA, and the patent term extension, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the US and outside the US, including the EU, (2) uncertainties regarding the Company’s ability to compete in the oral mucositis market in the U.S., (3) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme/Rienso in the broader IDA indication both in the US and outside of the US, including the EU, (4) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso and in turn affect sales, regulatory approval, or the Company’s ability to market the product both in the U.S. and outside of the U.S., including the EU, (5) uncertainties regarding the manufacture of Feraheme/Rienso or MuGard®, (6) uncertainties relating to our patents and proprietary rights, both in the US and outside of the US, (7) the risk of an Abbreviated New Drug Application (ANDA) filing following the FDA’s recently published draft bioequivalence recommendation for ferumoxytol, and (8) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the three months ended June 30, 2013 and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.  MuGard is a registered trademark of Access Pharmaceuticals, Inc.  Rienso is a registered trademark of Takeda Pharmaceutical Company Limited.

AMAG Pharmaceuticals, Inc. Contact:  Amy Sullivan, 617-498-3303